Exhibit 10.69

AMENDMENT AGREEMENT

This Amendment Agreement dated January 25, 2011 (this “Amendment Agreement”) to the Investment Agreement dated April 20, 2006 is hereby executed:

AMONGST

(i)                                     IL&FS INVESTMENT MANAGERS LIMITED, a company incorporated in India under the Companies Act, 1956 and having its registered office at the IL&FS Financial Centre, C-22, G Block, Bandra Kurla Complex, Sandra (East), Mumbai 400 051 India (hereinafter referred to as “Investor”, which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and assigns), as manager of and acting for and on behalf of IL&FS TRUST COMPANY LIMITED, a company incorporated under the Companies Act, 1956 having its Registered Office at the IL&FS Financial Centre, Plot No. C-22, G Block, Bandra-Kurla Complex, Bandra (East), Mumbai 400 051, as the trustee (“Trustee”) of the IL&FS Private Equity Trust, a trust established under the Indian Trusts Act, 1882, which is a Venture Capital Fund registered with the Securities and Exchange Board of India, investing through its venture capital scheme Leverage India Fund, which shall, unless repugnant to the subject or context, mean and include the Trustee for the time being and from time to time of the said trust, its successors and assigns);

AND

(ii)                                  NAPO INDIA PRIVATE LIMITED, a company organised and existing under the Companies Act, 1956, whose registered office is at Office No 12, 91, Nadgevi X Lane, 2nd Floor, Mumbai 400 003, India (hereinafter referred to as “Napo India” which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its successors and permitted assigns);

AND

(ii)                                  NAPO PHARMACEUTICALS, INC., a company organised and existing under laws of the State of Delaware, USA, whose registered office is at 185 Berry Street, Suite 1300, San Francisco, CA 94107 (hereinafter referred to as “Napo” which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its successors and permitted assigns).

Napo, Napo India, and the Investor are individually referred to as “Party” and collectively as “Parties”.

RECITALS:

A.                                    The Parties have executed an Investment Agreement dated April 20, 2006 (“Investment Agreement”).

B.                                    The Parties have made certain amendments to the Investment Agreement by way of a letter dated April 10, 2010 (“Letter”, attached wherewith as Annexure I) and are desirous of executing this Amendment Agreement to amend the Investment Agreement to reflect the amendments affected via the Letter (effective as of April 10, 2010) on the terms and conditions hereinafter appearing.

NOW, THEREFORE THIS AMENDMENT AGREEMENT WITNESSETH AS FOLLOWS:

1.                                      Definitions

1.1                               Unless otherwise defined herein capitalised terms and conditions used herein and not defined herein shall have the meaning ascribed to such term under the Investment Agreement.

2.                                      Amendments

2.1.                            As set forth in the Letter, effective as of April 10, 2010; Section 2 (a) of the Investment Agreement shall be amended by deleting it in its entirety and replacing it with the following:

“Tenure of the OCRPSs: Subject to the terms of this Agreement, the OCRPSs shall have a tenure of eight (8) years from the Effective Date (“Tenure”). Subject to the terms of this Agreement, the OCRPSs shall be compulsorily redeemable by Napo India upon the expiry of the Tenure”.

3.                                      Representations

3.1.                            Each Party represents, severally and not jointly, to the other Parties hereto that:

3.1.1.                  such Party has the full power and authority to enter into, execute and deliver this Amendment Agreement and to perform the transactions contemplated hereby and, if such Party is not a natural Person, such Party is duly incorporated or organised with limited liability and existing under the laws of the jurisdiction of its incorporation or organisation;

3.1.2.                  the execution and delivery by such Party of this Amendment Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorised by all necessary corporate or other action of such Party;

3.1.3.                  assuming the due authorisation, execution and delivery hereof by the other Parties, this Amendment Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting creditors’ rights generally.

4.                                      Amendment to the Charter Documents

4.1.                            Within 5 Business Days of the execution hereof, the Board and the shareholders of Napo India shall passing appropriate resolutions, as necessary, amending the Charter Documents to reflect the changes made under Clause 2 hereof and adopting the amended Charter Documents. Certified true copies of the said resolutions shall - be provided to the Investor.

4.2.                            The agreed form of the revised Charter Documents is as enclosed herewith at Annexure

4.3.                            Within 20 (20) Business Days from the execution hereof, Napo India shall make appropriate filings with the Registrar of Companies, Mumbai in respect of the aforesaid amendments to the Charter Documents. An electronic copy of the same shall be provided to the Investor.

5.                                      Investment Agreement in Full Force and Effect

5.1.                            Notwithstanding anything stated in the Investment Agreement and/or this Amendment Agreement but subject to the proviso to this Clause 5.1 the Parties hereby agree by way of clarification that since a Liquidity Event has occurred, the Investor’s right of redemption of OCRPSs is for the Liquidity Amount in accordance with the teens set forth in the Investment Agreement. In the abundance of caution it is hereby clarified that the Investor does not have any right to redeem the OCRPSs for the Redemption Amount.

Provided that, if there is a any change of Law that prohibits the Investor following a Liquidity Event from (i) selling Napo India Series C Preferred Stock or Napo India Common Stock directly, or (ii) instructing Napo India to sell, the Napo India Series C Preferred Stock or Napo India Common Stock (collectively, the “Napo India Shares”), as the case may be, then provided that Investor is prohibited at all times after such Liquidity Event under the Laws of India in terms of (i) and (ii) above, up to and including the date being the expiry of the Tenure, then the Investor shall have the right to redeem and Napo India shall have the obligation to redeem all the OCRPSs for the Redemption Amount. In the event of an established breach of Section 2 or Section 8 of the Investment Agreement by the Napo Group, which breach is not cured in accordance with the provisions of the Investment Agreement, the Investor shall at anytime during the Tenure have the right, and Napo India shall have the obligation, to redeem at the option of the Investor all the OCRPSs for an amount equivalent to the Redemption Amount.

5.2.                            This Amendment Agreement (along with the Letter) shall form an integral part of the Investment Agreement and shall be read along with the Investment Agreement. All references in the Investment Agreement to “this Agreement” shall include the reference to this Amendment Agreement and the Letter, wherever the context so requires. Further, reference to the Investment Agreement in any other documents shall include reference to the Investment Agreement as amended by this Amendment Agreement and the Letter.

5.3.                            This Amendment Agreement and the Letter shall modify the agreement and the understanding set out in the Investment Agreement, as applicable, only to the limited extent set out herein and therein. Except as specifically and expressly amended by this Amendment Agreement and the Letter, all other provisions of the Investment Agreement shall remain unchanged and in full force and effect and shall continue to remain applicable and binding on the Parties.

5.4.                            This Amendment Agreement shall be effective as of April 10, 2010.

5.5.                            Save and except for the aforesaid all other terms and conditions of the Investment Agreement shall remain unaltered and in force. In the event of conflict between the terms of this Amendment Agreement and/or the Letter on the one hand, and the provisions of the Investment Agreement on the other, the provisions of this Amendment Agreement and/or the Letter (as the case may be) shall prevail in relation to the matters set out herein and therein.

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IN WITNESS WHEREOF, the Parties have entered into this Amendment Agreement the day and year first above written.

/S/ [Name of Signatory]
For and on behalf of IL&FS INVESTMENT MANAGERS LIMITED
Authorised Signatory
Name:
Designation:

/S/ [Name of Signatory]
For and on behalf of NAPO INDIA PRIVATE LIMITED
Authorised Signatory
Name:
Designation:

/S/ [Name of Signatory]
For and on behalf of NAPO PHARMACEUTICALS, INC.
Authorised Signatory
Name:
Designation:

INVESTMENT RIGHTS AGREEMENT

A.            IL&FS INVESTMENT MANAGERS LIMITED, a company incorporated in India under the Companies Act, 1956 and having its registered office at the IL&FS Financial Centre, C-22, G Block, Bandra Kurla Complex, Bandra (East), Mumbai 400 051 India (hereinafter referred to as “Investor”, which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and assigns), as manager of and acting for and on behalf of IL&FS TRUST COMPANY LIMITED, a company incorporated under the Companies Act, 1956 having its Registered Office at the IL&FS Financial Centre, Plot No. C-22, G Block, Bandra-Kurla Complex, Bandra (East), Mumbai 400 051, as the trustee (“Trustee”) of the IL&FS Private Equity Trust, a trust established under the Indian Trusts Act, 1882, which is a Venture Capital Fund registered with the Securities and Exchange Board of India, investing through its venture capital scheme Leverage India Fund, which shall, unless repugnant to the subject or context, mean and include the Trustee for the time being and from time to time of the said trust, its successors and assigns);

B.            NAPO INDIA PRIVATE LIMITED, a company organised and existing under the Companies Act, 1956, whose registered office is at 23rd Floor, Express Towers, Nariman Point Mumbai — 400 001, India (hereinafter referred to as “Napo India” which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its successors and permitted assigns);

C.            NAPO PHARMACEUTICALS, INC., a company organised and existing under laws of the State of Delaware, USA, whose registered office is at 1170, Veterans Boulevard, Ste. 244, South San Francisco, California  94080, USA (hereinafter referred to as “Napo” which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its successors and permitted assigns);

D.            THE PERSONS set forth in Annexure I being current members of the key management team of Napo hereinafter referred to as the “Management Team”.

Napo, Napo India, the Investor, and the Management Team are individually referred to as “Party” and collectively as “Parties”.

WHEREAS:

a)             The Investor has agreed to invest Rupees 1,38,000,000 being an amount equivalent to US $3,000,000 (“Investment Amount”) in Napo India. The Investment Amount is to be invested by subscription to 100 Shares (as defined hereinafter) (“Investor Shares”) and 3,529,412 OCRPSs (as defined hereinafter) to be issued by Napo India (collectively “Instruments”) to the Investor.

b)             Within five  (5) Business Days after the Investor has invested the Investment Amount in Napo India, and has subscribed to the Investor Shares and the OCRPSs, Napo India shall invest an amount equal to the Investment Amount in Napo. Napo India shall make such investment by subscription to the Napo India Series C Preferred Stock (as defined hereinafter) to be issued to Napo India by Napo at a price per Series C Preferred Stock of US $0.85.

c)              Pursuant to a subscription agreement as of the date hereof among Napo, Napo India and Investor (“Subscription Agreement” and, together with this Agreement, the “Transaction Agreements”), the Investor has subscribed to the Instruments.

d)             The Parties are entering into this Agreement for the purpose of recording the terms and conditions regulating the relationship of the Investor, Napo, Napo India and the Management Team for certain matters relating to the transfer of Securities, and the management and operation of Napo India and their mutual rights and obligations.

1)             DEFINITIONS AND INTERPRETATION

a)             In this Agreement, unless the context requires otherwise, capitalised terms have the meaning ascribed to them in this Section 1. Capitalised terms not otherwise defined herein shall have the meaning ascribed to them in the Subscription Agreement:

“Business” means the business of pharmaceuticals, bio-technology, development of drugs and health care related business linked to the technologies developed by Napo and/or Napo India.

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in  New York City, United States of America are permitted to be closed.

“Change of Law” means a change of Law such that the Investor is permitted under applicable Law to own and hold the Napo India Series C Preferred Stock.

“Effective Date” means the Completion Date, as defined in the Subscription Agreement.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, security interest or other encumbrance of any kind.

“Exempted New Securities” means Securities issued pursuant to or in connection with : (i) sale/offerings pursuant to a registration statement filed under the Securities Act, 1933, or under any comparable securities law(s) for any recognized stock exchange, or Securities issued pursuant to or in connection with  a listing under (x) the Alternative Investment Market operated by the London Stock Exchange (“AIM”) or (y) the London Stock Exchange; (ii) a merger or acquisition of another Person with the Napo Group; (iii) stock splits, stock dividend or recapitalization or distribution of profits as approved by the board of directors of Napo India or Napo; (iv) strategic acquisitions including but not limited to joint ventures/ partnerships/ alliances with vendors or those pursuant to marketing/distribution arrangements; (v) exercise or conversion of outstanding convertible securities and (vi)  stock or the exercise of stock options, issued pursuant to  any incentive equity plan of Napo.

“Financial Year” means the financial year of Napo, which ends on December 31 of the calendar year.

“Governmental Authority” means any nation or government or any province, state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of India or the United States of America or any political subdivision thereof or of any other applicable jurisdiction; any court, tribunal or arbitrator and any securities exchange or body or authority regulating such securities exchange.

“Investor Share Entitlement” means one (1) Share per OCRPS, as may be adjusted pursuant to Section 4(c) or one (1) share of the Napo India Series C Preferred Stock per OCRPS, as may be adjusted pursuant to Section 4 (c), as the case may be.

“Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (ii) approvals of any Governmental Authority and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Liquidity Event” means any of the following events singly or in combination: (i) listing of the Securities of Napo India or Napo through an initial public offering or an offer for sale of Securities, with gross cash proceeds of at least US$10,000,000 to Napo, including without limitation a listing of such Securities on AIM or the London Stock Exchange; (ii) conversion of Napo’s Series C Preferred Stock in accordance with Napo’s Certificate of Incorporation, as amended from time to time, (including, without limitation a merger, acquisition, or any public offering or by a vote of the stockholders of Napo); (iii) buyback by Napo India or Napo of Securities of Napo India or Napo, other than the redemption or repurchase of the OCRPSs that may be required at the end of the Tenure by this Agreement; or (iv) sale or transfer of  substantially all the assets of Napo India or Napo, which results in cash proceeds or  tradeable Securities to the Investor.

“Liquidity Amount” means an amount, being the net proceeds received by Napo India from the sale of Napo common stock, (net of any charges related to the sale of the Napo common stock that would ordinarily apply to such sale of Napo Stock, including but not limited to commissions and taxes of any kind and taxes that may be owed by Napo India to any Government Authority as a result of such sale).

“Napo Group” shall mean either Napo India or Napo, as the context may require or Napo India and Napo, collectively.

“Napo India Series C Preferred Stock” means  that number of shares of Series C Preferred Stock of Napo issued by Napo to Napo India pursuant to the Series C Documents, equal to the quotient obtained by dividing the Investment Amount (converted to US dollars on the date Napo India acquires the shares of Series C Preferred Stock ) by US $ 0.85  being not less than 3,529,412 Napo Shares.

“Napo Shares” means any shares of Napo’s capital stock issued and outstanding and such additional shares of Napo’s capital stock as may be issued pursuant to Section 4(c).

“Napo India Common Stock” means the shares of Napo common stock issued to Napo India upon conversion of Napo India Series C Preferred Stock in accordance with the Series C Documents.

“New Securities” means Securities other than Exempted New Securities.

“OCRPS” means an optionally convertible, redeemable, non-cumulative, non-participating preference share of Napo India having a par value of Rupee One (1), with a fixed dividend rate of 0.00001 % which preference shares are: (i) convertible into Shares; or (ii) exchangeable for Napo India Series C Preferred Stock (subject to compliance with applicable Law, including but not limited to, Regulation S, if applicable) or (iii) redeemable under certain circumstances, for an amount as set forth in this Agreement.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, association, partnership or other entity (whether or not having separate legal personality).

“Pro Rata Share” means, with respect to any shareholder, the proportion that the number of Securities held by such shareholder bears to the aggregate number of Securities held by all shareholders, in each case on a fully diluted basis, in the respective company.

“Redemption Amount” means, at the time of redemption, the aggregate amount equal to the Investment Amount, plus a premium that yields for the Investor an internal rate of return of twenty percent (20%) per annum on the Investment Amount, calculated from the date of investment by the Investor in Napo India until the date of actual receipt by the Investor of the Redemption Amount, in consideration for the OCRPSs pursuant to the terms hereof.

“Regulation S” means Regulation S, promulgated under the U.S. Securities Act of 1933, as amended.

“Securities” means, with respect to any Person, such Person’s equity share capital, partnership interests or other ownership interests (including, without limitation, in the case of Napo India, Shares, and in the case of Napo all types of preferred and common stock) or any options, warrants, loans or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such equity share capital, partnership interests or other ownership interests.

“Series C Documents” means, collectively, the Stock Purchase Agreement, the  Third Amended Investor Rights Agreement, and the Third Amended and Restated Certificate of Incorporation, as amended from time to time, that set forth and govern the rights, preferences and privileges of all holders of Napo’s Series C Preferred Stock. Each of the Series C Documents are annexed hereto as Annexures II to IV. It is agreed and acknowledged that the Series C Documents may be amended to provide for the automatic conversion of the Series C Preferred Stock into Common Stock upon Napo’s listing under AIM or the London Stock Exchange.

“Shares” means equity shares of Napo India having a par value of Rs.10.

“Share Capital” means the share capital of Napo India, on a fully-diluted and as-if-converted basis or the capitalization of Napo, on a fully-diluted and as-if-converted basis, as the context may require.

“Subsidiary” or “Subsidiaries” means, with respect to any specified Corporate Entity, any other Corporate Entity directly controlled by such specified Corporate Entity.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Corporate Entity, shall mean the possession of the power to direct or cause the direction of the management or policies of such Corporate Entity through the ownership of voting securities or any other means. “Corporate Entity” shall mean a corporation, a partnership, a limited liability company, a trust, or any other entity or organization.

“Transfer” means to sell, gift, assign, amalgamate, merge or suffer to exist (whether by operation of law or otherwise) or create any Encumbrance on any Shares or any right, title or interest therein or otherwise to dispose of in any manner whatsoever.

b)             Interpretation :

i)                 Any reference herein to any Section, Annexure is to such Section, or Annexure to this Agreement unless the context otherwise requires. The Annexures to this Agreement shall be deemed to form part of this Agreement;

ii)              References to any Party shall, where the context permits, include such Party’s successors, legal representatives and permitted assigns;

iii)           The headings are inserted for convenience only and shall not affect the construction of this Agreement;

iv)          Unless the context requires otherwise, words importing the singular include the plural and vice versa, and pronouns importing a gender include each of the masculine, feminine and neuter genders; and

v)             The words “hereof,” “hereunder” and “hereto,” and words of like import, refer to this Agreement as a whole and not to any particular Section hereof.

2)             TERMS OF THE OCRPSs

a)             Tenure of the OCRPSs: Subject to the terms of this Agreement, the OCRPSs shall have a tenure of four (4) years from the Effective Date (“Tenure”). Subject to the terms of this Agreement, the OCRPSs shall be compulsorily redeemable by Napo India upon the expiry of the Tenure.

b)             Exchange, Conversion and Redemption of the OCRPSs: The terms of the exchange, conversion and redemption of the OCRPSs shall be as follows:

i)                 If, prior to a Liquidity Event, there occurs a Change of Law (“Scenario 1”), subject to and in compliance with applicable Law, the Investor may exchange all the OCRPSs held by it for the Napo India Series C Preferred Stock. To consummate the transfer of the Napo India Series C Preferred Stock to the Investor, the Investor shall execute the Napo’s Third Amended Investor Rights Agreement for the Series C Preferred Stock (Annexure III) and any purchase agreements reasonably requested by Napo India. The exchange of the OCRPSs held by the Investor for the Napo India Series C Preferred Stock shall be in accordance with Section 8(a) of this Agreement.

ii)              If there is a Liquidity Event, prior to a Change of Law and prior to the expiry of the Tenure (“Scenario 2”), then subject to and in compliance with applicable Law the Investor shall have the right to cause Napo India to sell such number of Napo India Common Stock as directed by the Investor. Upon transfer of the Napo India Common Stock, Napo India shall utilize the Liquidity Amount subject to the provisions of the Companies Act, 1956, and prior to use of such proceeds for any other purpose, to redeem such number of OCRPSs held by the Investor as determined in accordance with Section 8(c) of this Agreement; provided, however, that the Investor’s right to instruct Napo India to transfer the Napo India Common Stock, and Napo India’s obligation to transfer the Napo India Common Stock, shall also be subject to any applicable market stand-off requirements, lock-up requirements and regulatory holding periods. In the event the amount available with Napo India to redeem the OCRPSs is less than the Liquidity Amount, as a result of accumulated losses in Napo India or for any reason, Napo Group undertakes to make available necessary funds to Napo India to the extent of the differential amount in order to enable Napo India to redeem all the OCRPS’s for an amount equivalent to the Liquidity Amount.  However, such obligation of Napo  Group would not apply in a situation in which due to change in applicable Law,  force majeure or third-party actions, Napo India or Napo are prohibited from  delivering the Liquidity Amount to the Investor in connection with redeeming  the OCRPSs. In such an event, the Napo Group will take all reasonable steps necessary to redeem the OCRPSs. However, Napo’s obligation to fund Napo India in such event will be restricted to the Redemption Amount, if such funding is required to enable Napo India to redeem the OCRPS or any portion thereof. Until such redemption, the Liquidity Amount will not be utilized by Napo Group for any other  purpose.

iii)           In the event of Scenario 2, if the Liquidity Event is as a result of: (x) a merger with another listed company; or (y) a sale/transfer of substantially all the assets of Napo India or Napo, which assets shall include but not be limited to drug molecules, intellectual property rights in relation to drugs, brands and, if the Investor instructs Napo India not to participate in the Liquidity Event, the Investor shall have the right to redeem all the OCRPSs held by the Investor in accordance with Section 9(c) of this Agreement.

iv)          If there is no Liquidity Event prior to expiry of the Tenure, (“Scenario 3”) the Investor shall be entitled to redeem all the OCRPS for an amount equivalent to the Redemption Amount. Upon the expiry of the Tenure Napo India shall have the right to redeem all the OCRPS for an amount equivalent to  the Redemption Amount, which amount shall be credited to a bank account as designated by the Investor.

v)             During the Tenure, the Investor shall be entitled to convert the OCRPSs into such number of Shares, being equivalent to the Investor Share Entitlement provided that the Investor shall exercise the conversion option attached to all the OCRPSs held by it in a single instance and such conversion is subject to and in compliance with all applicable Laws and any contractual lock-ups and market standoff requirements. In the event the Investor converts the OCRPSs into Shares pursuant to this Agreement, the following rights of the Investor shall terminate forthwith: (x) all rights of the Investor pursuant to Sections 2(b)(i)-(iv), 2(c), and Section 8; and (y) all rights of the Investor pursuant to this Agreement in respect of the affairs and management of Napo.

The OCRPSs shall be exchanged, converted or redeemed in the manner set forth in Section 8.

c)              Guarantee of Redemption Amount. Prior to the occurrence of a Liquidity Event, Napo guarantees the payment of the Redemption Amount by Napo India to the Investor upon redemption of all the OCRPSs held by the Investor in accordance with the terms of this Agreement.  Prior to a Liquidity Event, upon redemption of the OCRPSs pursuant to this Agreement if for any reason, Napo India is unable to pay an amount equivalent to the entire Redemption Amount, to the Investor upon the redemption of the OCRPSs held by the Investor, then Napo shall forthwith pay either the Investor or Napo India (as the case may be) such amount such that the Investor receives the entire Redemption Amount. Notwithstanding anything mentioned in this foregoing sentences in this Section 2(c), upon the occurrence of a Liquidity Event, Napo’s obligation to guarantee payment of the Investment Amount, the Redemption Amount, the Liquidity Amount or any other recovery by Investor otherwise shall terminate, and Napo shall have no further obligations under this Agreement. Notwithstanding the foregoing, following the date hereof,  if there is a any change of Law that prohibits the Investor following a Liquidity Event from (i) selling Napo India Series C Preferred Stock or Napo India Common Stock directly, or (ii) instructing  Napo India to sell, the Napo India Series C Preferred Stock or Napo India Common Stock (collectively, the “Napo India Shares”), as the case may be, then provided that Investor is prohibited at all times after such Liquidity Event under the Laws of India in terms of (i) and (ii) above, up to and including  the date being the expiry of the Tenure, then the Investor shall have the right to redeem and Napo India shall have the obligation to redeem all the OCRPSs for the Redemption Amount. In the event of an established breach of Section 2 or Section 8 of this Agreement by the Napo Group, which breach is not cured in accordance with the provisions of this Agreement, the Investor shall at anytime during the Tenure have the right, and Napo India shall have the obligation, to redeem at the option of the Investor all the OCRPSs for an amount equivalent to the Redemption Amount. For the avoidance of doubt, the guarantee payment pursuant to this

Section 2(c) is in addition to the obligations of the Napo Group pursuant to Section 2(b)(ii).

d)             Investor Share Entitlement.  Notwithstanding anything mentioned herein to the contrary, in the event the Investor proposes to exercise the Exchange Right (as defined hereinafter) or to receive the Liquidity Amount or convert the OCRPSs (as the case may be), the Investor shall be entitled to such number of Napo India Series C Preferred Stock or Napo India Common Stock or Shares (assuming the Investor has executed all the required documents) equivalent to the Investor Share Entitlement.

3)             PURCHASE OF NAPO INDIA SERIES C PREFERRED STOCK AND RESERVATION OF NAPO INDIA SHARES

a)             No later than five (5) Business Days after the issuance of the OCRPSs to the Investor, Napo India shall subscribe for, and Napo shall issue to Napo India, the Napo India Series C Preferred Stock, in accordance with the terms and conditions contained in the Series C Documents. Napo India shall be a party to the relevant Series C Documents and shall be entitled to all the rights and subject to all the obligations pursuant to the Series C Documents.

b)             The Napo India Series C Preferred Stock to be owned by Napo India pursuant to the terms of this Agreement shall rank pari passu with all other Series C Preferred Stock issued by Napo, in accordance with the rights, preferences and privileges set forth in Napo’s  Third Amended and Restated Certificate of Incorporation, as amended from time to time.

c)              Notwithstanding any term in this Agreement or any term of the Subscription Agreement that may be construed or interpreted otherwise, Napo India’s rights, preferences and privileges with respect to any and all Napo India Series C Preferred Stock shall be the same as the rights, preferences and privileges for all Napo’s Series C Preferred Stock, as set forth in, and determined by, the Series C Documents.

d)             In accordance with the terms of this Agreement, Napo India shall reserve and keep available for issue upon conversion of the OCRPSs such number of its authorized but unissued Shares, as will be sufficient to permit the conversion in full of all outstanding OCRPSs. All Shares which shall be so issuable, when issued upon conversion in accordance with the terms of such OCRPSs, shall be duly and validly issued and fully paid and non-assessable, and not subject to preemptive rights except as otherwise set forth herein.

4)             RIGHTS AND PREFERENCES OF THE INVESTOR

a)             Liquidation Preference. In the event of winding-up or liquidation of either Napo India or Napo to the extent of funds legally available, the Investor shall be entitled to amounts calculated in the following manner:

i)                 If the Investor is holding Series C Preferred Stock, an amount calculated being the Pro Rata Share to which a holder of Series C Preferred Stock would otherwise be entitled.

ii)              Prior to a Liquidity Event , if the Investor is holding OCRPSs, an amount to which the Investor would be entitled as a creditor of Napo India up  to the Redemption Amount, or

iii)           After a Liquidity Event resulting in cash proceeds to Napo India, if the Investor is holding OCRPSs, an amount up to the Liquidity Amount

iv)          Prior to a Liquidity Event, the Investor shall be entitled to receive payment from the assets of Napo, or Napo India, pursuant to Sections 4(a)(i) and (ii), prior to any distribution made upon any Share Capital of Napo or Napo India or otherwise to the Management Team or to Napo, except as otherwise required by applicable Law, and except to the extent that a member of the Management Team has purchased preferred stock.

b)             Pre-emptive Rights. In the event that Napo India shall from time to time after the date hereof propose to issue New Securities (other than  Exempted New Securities), then the Investor shall have a preemptive right, to subscribe for a Pro Rata Share of such New Securities. Not less than 30 Business Days before a proposed issuance of New Securities (other than Exempted New Securities) (a “Proposed Issuance”), Napo India shall deliver to the Investor a written notice of the Proposed Issuance setting forth (i) the number, type and terms of the Securities to be issued, (ii) the consideration to be received by Napo India in connection with the Proposed Issuance and (iii) the identity of the allottees. Within fifteen (15) Business Days following delivery of the notice referred to in this Section 4(b), the Investor if it elects to exercise its rights under this Section 4 shall give written notice to Napo India specifying the number of Securities to be purchased by the Investor upto its Pro Rata Share of such New Securities.

c)              Anti-Dilution Rights. In the event that, prior to conversion or redemption or exchange of the OCRPSs, in accordance with the terms of this Agreement:

i)                 Napo India proposes to issue New Securities to any Person(s) other than to the Investor (and other than Exempted New Securities) after the Effective Date at a price per Security less than Rs. 39 per Share or an amount as adjusted against any subsequent dilutions pursuant to Section 4(b), the number of Shares into which Investor’s OCRPSs are convertible shall be adjusted, to reflect the price at which the New Securities are being offered;

ii)              Napo  proposes to issue New Securities to any Person(s) other than Napo India (other than Exempted New Securities) after the Effective Date, and prior to a Liquidity Event, at a price per Security less than US$ 0.85 per share or an amount as adjusted against any subsequent dilutions pursuant to Section 4(b) (the “Dilutive Price”), Napo shall issue to Napo India additional shares of Series C Preferred Stock such that the aggregate number of shares of  Series C Preferred Stock held by Napo India shall equal the quotient obtained by dividing the Investment Amount by the Dilutive Price.

iii)           Nothing in this Section 4(c) shall apply to any issuance of Exempted New Securities by Napo or Napo India.

d)             Drag Along Rights. Napo India shall be subject to drag-along rights of Napo in accordance with the terms and conditions of the  Third Amended and Restated Investor Rights Agreement attached hereto as Annexure III. The Investor shall be subject to drag-along rights of Napo India, such that, if sixty-seven percent (67%) or more of the holders of the Share Capital of Napo India sells their shares to a third party (“Selling Shareholders”), and in the event the Investor is holding the OCRPSs or Shares, the Selling Shareholders shall have the right and the Investor shall have the obligation to sell all the OCRPSs or Shares along with the Selling Shareholders on the same terms and conditions. In the event that, prior to a Liquidity Event, the Investor still holds the

OCRPSs and does not wish to sell its holding on such terms and conditions, the Investor may redeem the OCRPSs pursuant to Section 2(b) above.

e)              Transfer of Securities.

i)                 The Investor may Transfer the OCRPSs and the Shares held by it to any Person subject to the requirements of applicable Laws, including specifically, applicable securities Laws of India.  Provided that any such Transfer of at least half the number of all the OCRPS’s and Shares as adjusted pursuant to Section 4(c) to any Person (“Transferee”) would entitle the Transferee to certain rights  subject to such Transferee executing a deed of adherence as set forth in Annexure V.  Such Transferee shall have the rights and obligations of the Investor as set forth in this Agreement; provided, however, that the Transferee shall not under any circumstances have the board rights or affirmative voting and veto rights of the Investor pursuant to Section 5 below;

ii)              After conversion of the OCRPSs to Shares, the Investor may Transfer the Shares but not less than all of the Shares to any Transferee subject to the requirements of applicable Laws, including specifically, applicable securities Laws of India. The Transferee would, subject to executing a deed of adherence as set forth in Annexure V, have the same rights of the Investor as set forth in this Agreement; provided, however, that the Transferee shall not under any circumstances have the board rights or affirmative voting and veto rights of the Investor pursuant to Section 5 below.

iii)           Prior to the redemption, conversion or exchange of the OCRPSs by the Investor in accordance with the terms of this Agreement, Napo India shall not Transfer the Napo India Series C Preferred Stock or Napo India Common Stock to any Person except with the prior written consent of the Investor.

5)             CORPORATE GOVERNANCE AND MANAGEMENT

a)             Board of Directors. Until a Liquidity Event, the number of directors constituting the entire Board of Napo shall not exceed eleven (11). All directors of Napo and Napo India shall be elected by the shareholders in accordance with the bylaws of Napo or Napo India, as the case may be, and the provisions of this Agreement.

b)             Investor Director. From the Effective Date until immediately prior to a Liquidity Event, the Investor shall have the right to nominate one director (“Investor Director”) on the board of directors of Napo until termination of this Agreement, provided, however, that the Investor has agreed to suspend its right to such nomination to the board of Napo until July 15 , 2006  (the “Board Tenure”). Upon a Liquidity Event, the Investor’s right to nominate the Investor Director in Napo shall terminate and any existing Investor Director term shall automatically terminate.  However, the Investor will have the right to appoint an Investor Director to the Board of Napo India until the termination of this Agreement.  During the Board Tenure, the Investor Director shall be a director whose office is not liable to be vacated by retirement or by rotation. Subsequent to the occurrence of a Liquidity Event  until termination of this Agreement, the Investor shall be entitled to nominate an observer to the board of Napo after July 15, 2006, if and only to the extent the Investor does not have the right to nominate an Investor Director to Napo’s Board. For the avoidance of doubt : (i) such observer shall not have any rights of a director other than to merely attend meetings of the board of Napo; (ii) all costs in relation to such observer’s participation in the board of Napo shall be exclusively borne by the Investor. However at the option of the Investor, Napo will include the  observer in the Board Meeting through video conferencing / telephone calls.  Such observer shall be subject to Napo’s customary confidentiality agreements and may be excused from any Napo Board meetings where counsel to Napo reasonably believes that the attorney client privilege may be impacted by such observer’s attendance.

c)              Right To Nominate, Alternate Director; No Proxies: In the event of the departure of the Investor Director, the Investor shall have the right to nominate an alternate director to be duly appointed in place of the original Investor Director. In the event that the duly appointed Investor Director is unable to attend any particular board meeting or any meeting of a committee on which he or she sits, the Investor Director may send another individual to attend such meeting in his or her stead; provided, however, that the individual substituting for the duly appointed Investor Director (i) must also be a senior executive employee of the Investor and (ii) may not serve as a proxy for purposes of voting in the Investor Director’s stead insofar as the board of directors of Napo is concerned. For the avoidance of doubt, such Person substituting for the duly appointed Investor Director to the board of directors of Napo India may serve as a proxy for purposes of voting in the Investor Director’s stead. In all cases, such alternate shall be subject to such confidentiality obligations as imposed on Napo or Napo India’s employee’s or consultants and may be excluded from such meetings where the attorney-client privilege may otherwise be impaired as determined by counsel for such company

d)             Rights of Investor Director. The Investor Director shall have the same voting rights as any other director on the board of directors of Napo or Napo India, subject to applicable Law.

e)              Committees of the Board. During the Board Tenure, subject to approval of the board of the respective company, whenever the board of Napo India or Napo forms any committee, the Investor Director will have the right to participate on that committee. The Investor Director shall be given notice of all meetings in accordance with the bylaws, and shall be deemed to be present through video-conference participation or otherwise on the board and on the committees to which he or she has been nominated.

f)               Reasonable Expenses. All reasonable and documented expenses incurred by the Investor Director for attendance at a meeting of the board of directors of Napo or Napo India shall be borne by Napo or Napo India, as the case may be.

g)              Notice.  A meeting of the board of directors of Napo or Napo India may be called in accordance with the bye-laws or articles of association. The Investor shall be entitled to a written agenda, which may be delivered by electronic mail or otherwise, specifying in reasonable detail the business of such meeting. Subject to the above, Napo or Napo India (as the case may be) shall ensure that notice of a meeting of the board of directors is received in compliance with applicable Law and the bye-laws or articles of association prior to such meeting of the board of directors.

h)             Telephonic and Video-Conferencing Participation.  If permitted by applicable Law and Napo’s bye-laws or the articles of association of Napo India, as the case may be, the Investor Director may at his or her option participate in meetings of the board of directors by telephone or video conferencing or any other means of contemporaneous communication, provided that the Investor Director must acknowledge his presence for the purpose of the meeting and the Investor Director not doing so shall not be entitled to speak or vote at the meeting. The Investor Director may not leave the meeting by disconnecting his telephone or other means of communication unless he has previously obtained the express consent of the chairman of the meeting and the Investor Director shall conclusively be presumed to have been present and formed part of the quorum at all times during the meeting unless he has previously obtained the express consent of the chairman of the meeting to leave the meeting as aforesaid.

i)                 Affirmative Voting Matters. Until the earlier to occur of (i) a Liquidity Event; or (ii) termination of this Agreement,  no action set forth below may be taken by Napo at a meeting of the board of directors (or committee thereof) or at a shareholders’ meeting, in connection with any of the matters set forth in this Section 5(i) without the affirmative vote of the Investor Director (in the case of a meeting of the board of directors) and the Investor in the case of shareholders meeting, without which such matter shall be deemed not to be approved. The Investor agrees not to unreasonably withhold, condition or delay its affirmative vote in respect of such matters. Until the termination of this Agreement in accordance with Section 17, no action set forth below may be taken by Napo India at a meeting of the board of directors (or committee thereof) or at a shareholders’ meeting, in connection with any of the matters set forth in this Section 5(i) without the affirmative vote of the Investor Director (in the case of a meeting of the board of directors) and the Investor in the case of shareholders meeting, without which such matter shall be deemed not to be approved. The matters which shall be subject to the provisions of this Section 5(i) are:

i)                 So long as the Investor holds any OCRPSs, any action that authorizes, creates or issues debt instruments which are more favourable or superior to the terms of the OCRPSs.

ii)              Any amendments to the memorandum of association, articles of association or by-laws of Napo India or the Third Amended and Restated Certificate of Incorporation, as amended or bylaws of Napo to the extent such amendment adversely affects the rights and interest of the Investor and not the other stockholders of Napo (i.e. providing for the conversion of the Series C Preferred Stock into Common Stock upon a Liquidity Event or vote of the stockholders under the Certificate or the elimination of Napo’s or any stockholder’s right of first refusal under the Bylaws are, for example, actions that would not require the Investor’s consent). Notwithstanding the foregoing, the provisions of this Agreement shall not be modified without the written consent of the Investor

iii)           Any changes in the accounting year of Napo or Napo India.

iv)          Any business other than the Business.

v)             Issuance of New Securities, buy-back, re-purchase, redemption of Securities of Napo or Napo India other than: (1) the issuance of Exempted New Securities and/or (2) the issuance of Series C Preferred Stock for an amount aggregating up to US $6,500,000 to third party investors in the current second tranche of the Series C round of funding for an aggregate amount not exceeding $10,136,015.

j)                Budgetary and Financial Estimates. Prior to the commencement of any Financial Year, until a Liquidity Event, the board of directors of Napo and Napo India shall approve on an annual basis the following :

i)                 Estimated sources and applications of funds;

ii)              Estimated profit and loss account;

iii)           Estimated balance sheet; and

iv)          Detailed assumptions underlying the forecasts for sub-clauses (i) — (iii); above.

k)             ESOP Plan and Compensation Committee. The board of directors of Napo shall establish or maintain an employee stock option plan (“ESOP Plan”). The ESOP Plan shall be administered by a compensation committee of the board of directors of Napo

(“Compensation Committee”). Until a Liquidity Event and only during the Board Tenure, the Investor shall have the right to nominate the Investor Director to the Compensation Committee.

l)                 Use of Funds. Napo India shall utilize the Investment Amount exclusively for the purposes of subscribing to the Napo India Series C Stock in accordance with the Transaction Agreements.

6)             UNDERTAKINGS AND REPRESENTATIONS BY NAPO

a)             Napo hereby undertakes as follows :

i)                 Non-Transfer of Napo India Shareholding. It shall not Transfer its shareholding or any portion of such shareholding, in Napo India until the earlier of the following: (i) termination of this Agreement; or (ii) the Investor has exchanged the OCRPSs for Napo India Series C Preferred Stock.

ii)              Prohibition on Encumbrance. It shall not create an Encumbrance over its shareholding or any portion of its shareholding in Napo India, or commit any act which has the effect of being detrimental to the beneficial and fiduciary rights and obligations of Napo India in its capacity as a controlling shareholder of Napo India without the express written consent of the Investor.

iii)           Amendment to Charter Documents. It shall, to the extent required under applicable Law, to make the provisions of this Agreement legally enforceable, amend the relevant provisions of the memorandum of association, articles of association, and bylaws of Napo India and the Certificate of Incorporation of Napo.

iv)          Indemnity Regarding Management Team.  Napo shall indemnify the Investor with respect to any third party claim arising out of a breach of the representation set forth in Section 7(a)(v) below.

b)             Merger Opportunities. After July 15, 2006 and only until a Liquidity Event, Napo shall undertake to evaluate reasonable proposals submitted by the Investor for potential mergers, acquisitions and/or amalgamation of/by/into other entities engaged in related lines of activities or Business. Provided that Napo shall not be under any obligation to accept or adopt such proposals if such proposals, in the reasonable opinion of the board of directors and the then current Management Team, are not in the best interests of Napo or its shareholders. Napo and the Investor confer on a good faith basis in evaluating any such proposals pursuant to this Section 6(b).

7)             UNDERTAKINGS AND REPRESENTATIONS BY THE MANAGEMENT TEAM

a)             Undertakings. Each of the members of the Management Team, for so long as he or she remains a member of the Management Team,  hereby undertake as follows :

i)                 Issuance of Instruments/Stock. Each Person shall not in any manner obstruct, impede, hinder, block or deter the issuance and allotment of the Instruments by Napo India to the Investor and/or the Series C Preferred Stock, by Napo to Napo India in accordance with the Subscription Agreement and this Agreement.

ii)              Appointment to the Board. Each Person shall not in any manner obstruct, impede, hinder, block or deter the appointment of an Investor Director to the board of directors of Napo or Napo India (as the case may be), in accordance with the terms of this Agreement.

iii)           Encumbrance. Except pursuant to, in connection with and only until a Liquidity Event, and except as may be required by applicable Law or court order, each Person shall not create an Encumbrance of the Napo Shares held by such Person as of the date hereof or commit any act which has the effect of being detrimental to the beneficial and fiduciary rights and obligations of such Person in Napo in his or her capacity as a member of the Management Team without the express written consent of the Investor, which consent shall not be unreasonably withheld,  conditioned or delayed, by the Investor provided that such Person shall be entitled to create any Encumbrance on his or her Napo Shares in favour of a banking institution or organization or another reputable financial institution for purposes of availing himself or herself of any financial assistance.

iv)          Napo Shares Lock-Up. Subject to applicable Law, such member of the Management Team shall not Transfer any of the Napo Shares held by such Person as of the Effective Date until the earlier of the following: (i) termination of this Agreement; or (ii) occurrence of a Liquidity Event; provided, however, that this covenant shall not preclude an Person from transferring any portion of his or her Napo Shares to family trusts (established for the benefit of family members) and/or family members so long as such person has entered into a deed of adherence in form annexed hereto as Annexure V.  Upon the occurrence of a Liquidity Event, each Person shall comply with all regulatory and underwriter requirements with respect to holding periods and lock-ups on his or her Napo Shares, but the restriction on Encumbrances set forth in Section 7(a)(iii) will no longer apply.

v)             No Conflict. Each Person by undertaking his or her respective responsibilities in the Napo Group will not be in violation of any judgment, decree or order, or any term of any employment contract relating to such Person’s previous employment.

vi)          Amendment to Charter Documents. Each Person shall to the extent required under, and subject to applicable Law to make the provisions of this Agreement legally enforceable, cause to amend the relevant provisions of the memorandum of association, articles of association, and by-laws of Napo India and the Certificate of Incorporation of Napo.

vii)       Supporting Liquidity Events. In connection with the first Liquidity Event, each Person shall not unreasonably withhold, condition or delay approval or consent to such Liquidity Event in their capacity as a stockholder and shall extend all reasonable co-operation and support as a stockholder in effecting a Liquidity Event, as may be approved by the Board of Directors of Napo.

b)             Specific Undertakings.  Ms. Lisa A Conte and Dr. Stephen R King undertake that each of them shall continue to be in the employment of Napo until the occurrence of a Liquidity Event, and thereafter until expiration of any lock-up period to which each of them may be subjected, such continued employment, to be on terms no less favorable to either of them than those terms upon which each is currently employed, and subject to customary increases to such terms from time to time.

c)              Representations. Each of the members of the Management Team hereby represent and warrant to the Investor that:

i)                 to the best of such Person’s knowledge no order has been made and no resolution has been passed for the winding up of Napo or of Napo India for a provisional liquidator to be appointed in respect of Napo or Napo India and no petition has been presented and no meeting has been convened for the purpose of winding up Napo or Napo India.

ii)              to the best of such Person’s knowledge no receiver has been appointed in respect of Napo or Napo India or all or any of their assets.

iii)           So long as Section 7(b) requires the undertakings set forth therein, subject to applicable Law, such members will not initiate new activities that could be in direct competition to the Napo Group’s existing or proposed Business through any vehicle other than Napo or its subsidiaries.

8)             EXCHANGE, CONVERSION OR REDEMPTION OF OCRPSs

a)             In the event of Scenario 1, the Investor shall have until the earlier of: (1) eighteen (18) months calculated from the occurrence of the Change of Law; (2) four years from the Effective Date (“Exercise Period”) to elect subject to and in compliance with applicable Law and any contractual lock-ups and market standoff requirements to exchange all the OCRPSs held by it for the Napo India Series C Preferred Stock (“Exchange Right”). The Investor shall send a written notice of its intention to exercise its right to exchange all the OCRPSs for the Napo India Series C Preferred Stock by sending a written notice to Napo India. Subject to the foregoing, within fourteen (14) Business Days of the exercise of  the Exchange Right by the Investor, the following shall occur simultaneously :

i)                 Napo India shall transfer the Napo India Series C Preferred Stock to the Investor.

ii)              The Investor shall Transfer all the Instruments held by it to Napo India or Napo or to such other Person as nominated by Napo India and in the case of the Shares such shares shall be transferred for a consideration being the par value of such Shares.

If the Investor exercises the Exchange Right, upon transfer of the Napo India Series C Preferred Stock to the Investor, the Investor shall have all the rights of holders of Series C Preferred Stock as set forth in the Series C Documents, as amended from time to time. In the event, the Investor has not exercised the Exchange Right within the Exercise Period, then Investor shall no longer have the right to exercise the Exchange Right.

b)             In the event that there occurs a Change of Law and, during the Exercise Period, the Investor has not elected to exercise the Exchange Right, then, if Napo has or has had a Liquidity Event, all the OCRPSs held by the Investor shall automatically be exchanged for the Napo India Series C Preferred Stock and the Investor shall automatically be deemed a party to the Series C Documents, and, as a condition to receiving the share certificates of Napo India Common Stock shall execute the Series C Documents as requested by Napo. The exchange of all the OCRPSs for the Napo India Series C Preferred Stock shall be in accordance with Section 8(a)(i) and (ii).

c)              In the event of Scenario 2, subject to applicable Law and any contractual limitations imposed on Napo India, including but not limited to any lock-ups imposed in connection with a Liquidity Event, at the sole option of the Investor, Napo India shall sell such number of Napo India Common Stock shares as may be  instructed in writing by the Investor to Napo India (but shall have no additional obligation, beyond that owed to any other holder of Series C Preferred Stock, to register  the Napo India Common Stock or to pay any fees or expenses except to cover customary brokerage fees, if any which will be calculated in determining the Liquidity Amount in any event). Within fifteen (15) Business Days from the receipt of the Liquidity Amount, Napo India shall utilize the Liquidity Amount, subject to the provisions of the Companies Act, 1956, to redeem such number of  OCRPSs held by the Investor pro rated with respect to the number of shares of Napo India Common Stock sold. Simultaneously, with the receipt of the Liquidity Amount, the Investor shall sell and Napo shall have the right to purchase or nominate a Person to purchase such number of the Investor Shares, pro rated with respect to the number of shares of Napo India Common Stock sold. This pro rated sale of the Investor Shares shall apply to each successive sale of Napo India Common Stock, such that when all the Napo India Common Stock is finally sold, then the Investor shall have no further Instruments or rights in Napo India.

d)             In the event of Scenario 3, within 15 Business Days from the expiry of the Tenure, Napo India shall redeem all of the OCRPSs for an amount equivalent to the Redemption Amount and shall credit a bank account as designated by the Investor with the Redemption Amount. Simultaneous, with the occurrence of the redemption (as the case may be), the Investor shall sell all Shares held by it to Napo or to such other Person as nominated by Napo Group for a consideration being the par value of such Shares.

e)              Pursuant to Section 2(b)(v), in the event the Investor proposes to convert the OCRPSs into Shares of Napo India, it shall send a written notice to Napo India (“Conversion Notice”) expressing its intention to convert all the OCRPSs into Shares of Napo India. Within fourteen (14) Business Days of receipt of the Conversion Notice, Napo India shall subject to applicable Law issue and allot such number of Shares equivalent to the Investor Share Entitlement to the Investor.

f)               Notwithstanding anything to the contrary mentioned in this Agreement, in the event the Investor ceases to hold the OCRPSs or any Shares and has received all amounts owed to it pursuant to this Agreement, the Investor will cease to have any rights in relation to the OCRPSs or in respect of the management and affairs of Napo India, or any interest in the Napo India Series C Preferred Stock or Napo India Common Stock or Napo or this Agreement.

9)             EXIT MECHANISM

a)             Liquidity Events. The Napo Group and the Management Team agree to work towards creating a Liquidity Event, such as one listed in Section 9 (b) below, for the investment of the Investor pursuant to this Agreement within a period of three years from the Effective Date. Napo Group shall bear all expenses for the Liquidity Event.

b)             Possible Liquidity Events.  The Parties shall in good faith consider any one of the following actions as a Liquidity Event:

i)                 Listing of shares of Napo India or Napo through an IPO or Offer for Sale;

ii)              Sale of  Napo India or Napo;

iii)           Induction of new investors or strategic partners (other than in the ordinary course of business);

iv)          Buyback of Securities ;

v)             Merger of Napo India or Napo with other listed companies

vi)          Sale/transfer of substantially all the assets of Napo India or Napo. which assets shall include but not be limited to drug molecules, intellectual property rights in relation to drugs, brands.

c)              Investor’s Right To Opt — Out of Liquidity Events.   If the Investor choses not to participate in the Liquidity Events being either of the following: (x) a merger with another listed company in which Napo is not the surviving company; or (y) a sale/transfer of substantially all the assets of Napo India or Napo which assets shall include but not be limited to drug molecules, intellectual property rights in relation to drugs, brands, the Napo Group shall have the obligation and the Investor shall have the right and obligation to redeem all the OCRPSs held by it for the Redemption Amount.

d)             Preference over Management Team.   For a period of twelve (12) months from the Liquidity Event, the Investors shall have preference over the Management Team, to exit when any subsequent Liquidity Event occurs. The Management Team members shall not unreasonably withhold approval and shall do all acts and deeds reasonably required to effectuate such liquidity. The Investor shall not be considered a Promoter of the project and therefore the Investor’s shares shall not be subject to any statutory lock up restrictions arising from an IPO in India or US subject, however, to applicable Law and/or requirements of investment bankers/underwriters as required in  such public offering.

e)              No Restrictions on Investor. In the event of the occurrence of a Liquidity Event, subject to applicable Law and except for the requirements of investment bankers and underwriters in relation to a public offering of securities, the Securities held by Napo India and/or the Investor shall not be subject to any other “lock-up” requirements or be subject to any transfer restrictions of similar nature.

10)      ACCOUNTS AND PROVISION OF INFORMATION

a)             Auditors. Napo Group shall appoint reputable auditors to audit the accounts and financial statements of Napo, Napo India and their respective Subsidiaries.

b)             Information Rights. Until the occurrence of a Liquidity Event or the termination or expiry of this Agreement, subject to confidentiality obligations as may be reasonably required by the Napo Group, Napo Group shall provide the Investor with the following information :

i)                 Commencing with  quarter beginning July 1, 2006, quarterly, semi-annual and unaudited annual accounts within thirty (30) days after the end of each relevant quarter, and half-year and within forty-five (45) days after the end of the financial year (“Financial Statements”).

ii)              Each Financial Statement shall be accompanied by a report from the chief executive officer (“CEO Report”). The CEO Report shall provide a discussion on the key issues in relation to the affairs and management of the Napo Group and variances if any to the budget and a comparison of the Financial Statement to the financial statement pertaining to the immediately succeeding period.

iii)           MIS reports (in a format to be mutually agreed upon) within fifteen (15) days after the end of each month.

iv)          Access to Napo Group Information: Until the occurrence of a Liquidity Event, the Napo Group shall upon reasonable prior notice allow the Investor and its authorised representatives the right during normal business hours to inspect its books and accounting records and those of its Subsidiaries, to make extracts and copies there from at its own expense provided that Napo Group shall at its reasonable discretion require the Investor and its authorised representatives to enter into appropriate confidentiality obligations prior to such inspection, and access of information.

11)      DEFAULT AND REMEDY

a)             In the event of any Party committing a breach of any of its material obligations pursuant to and in accordance with this Agreement and the Subscription Agreement and failing to rectify the same within a period of ninety (90) Business Days of receipt of a written notice of such breach, the aggrieved Party shall be entitled to invoke the dispute resolution provision set forth in Section 16(b),  below, and may exercise all its rights in law, equity or otherwise.

12)      REPRESENTATIONS AND WARRANTIES

a)             Each Party represents, severally and not jointly, to the other Parties hereto that :

i)                 such Party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby and, if such Party is not a natural Person, such Party is duly incorporated or organised with limited liability and existing under the laws of the jurisdiction of its incorporation or organisation;

ii)              the execution and delivery by such Party of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorised by all necessary corporate or other action of such Party;

iii)           assuming the due authorisation, execution and delivery hereof by the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting creditors’ rights generally; and

iv)          the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby will not (i) violate any provision of the organisational or governance documents of such Party, (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any governmental authority in such Party’s country of organisation or any other Person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than as specifically contemplated or set forth in this Agreement and the Subscription Agreement; (iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, (iv) violate any order, judgment or decree against, or binding upon, such Party or upon its respective securities, properties or businesses, or (v) other than as contemplated or set forth in this Agreement violate any Law  or regulation of such Party’s country of organisation or any other country in which it maintains its principal office. Without limiting the exceptions to the foregoing, it is acknowledged and contemplated that applicable securities laws and employment laws and public policy may limit the actions or require prior consents to the performance of the Napo Group’s obligations hereunder.

v)             So long as Section 7(b) requires the undertakings set forth therein, subject to the disclosure regarding Napo’s use of part-time employees and consultants, set forth on Annexure I attached hereto, the full-time Management Team members shall not assume any executive responsibilities in any other company without the prior approval of the Investor and shall ensure that any activity assumed by them does not result in dilution of management time spent by them on the activities of Napo Group.

13)      CONFIDENTIALITY

a)             The Investor undertakes that it shall not reveal, and shall use its reasonable efforts to ensure that its directors, officers, managers, partners, members, employees, legal, financial and professional advisors and bankers (collectively, “Representatives”) do not reveal, to any third party any Confidential Information without the prior written consent of  Napo. The term “Confidential Information” as used in this Agreement means (a) any information concerning the organisation, business, technology, trade secrets, know-how, finances, transactions or affairs of Napo India or Napo or the Investor or any other Party or any of their respective Representatives or affiliates (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date hereof), (b) any information or materials prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information and (c) the terms of this transaction (except to the extent and in the manner as the transaction is required under applicable Law to be disclosed or may be publicly announced or published by mutual written agreement among the parties.)

b)             Napo and Napo India undertake that they shall not reveal, and shall use their respective reasonable efforts to ensure that their respective Representatives do not reveal, to any third party any Confidential Information of Investor without the prior written consent of the Investor.

c)              Notwithstanding the foregoing, the provisions of Section 13 (a) and Section 13(b)  shall not apply to :

i)                 disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in violation of this Agreement;

ii)              disclosure by a Party to its Representatives provided such Representatives are bound by similar confidentiality obligations;

iii)           disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange or by applicable laws or governmental regulations or judicial or regulatory process or generally accepted accounting principles applicable to any Party or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; and

iv)          disclosure by Napo India or Napo of Confidential Information concerning Napo India or Napo or the terms of this Agreement that is reasonably necessary in the ordinary course of business or otherwise in connection with or pursuant to transactions or proposed transactions of Napo India or Napo, including but not limited to a listing on AIM or the London Stock Exchange.

v)             disclosure by Napo India or Napo of Confidential Information to existing investors of Napo including but not limited to Glenmark Pharmaceuticals and Asia Pharm.

14)      FURTHER ASSURANCES

a)             Each Party shall, at any time and from time to time upon the written request of any other Party :

i)                 promptly and duly execute and deliver all such further instruments and documents, and do or procure to be done all such acts or things, as such other Party may reasonably deem necessary or desirable in obtaining the full benefits of this Agreement and of the rights and ownership herein granted;

ii)              do or procure to be done each and every act or thing which such other Party may from time to time reasonably require to be done for the purpose of enforcing such other Party’s rights under this Agreement.

15)      NOTICES

a)             Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by three (3) Business Days’ prior written notice specified to the relevant Party) :

To Napo India :                                                         Napo India Private Ltd.

c/o AZB & Partners

23rd Floor, Express Towers

Nariman Point

Mumbai — 400 00

India

Attention: Shuva Mandal

To Investor :                                                                          IL&FS Investment Managers Ltd.

IL&FS Financial Centre

C-22, G Block,

Bandra Kurla Complex

Bandra (East), Mumbai 400 051

India

Attention: Deepa Sankaran

To Napo :                                                                                         Napo Pharmaceuticals, Inc.

1170 Veterans Blvd., Suite 244

South San Francisco, California 94080

USA

Attention:  Chief Executive Officer

Copy:                                                                                                              Donald C. Reinke

Reed Smith LLP

II Embarcadero Center, 20th Floor

San Francisco, CA 94111

415.391.8269

To Management Team:     Napo Pharmaceuticals, Inc.

1170 Veterans Blvd., Suite 244

South San Francisco, California 94080

USA

Attention:  Chief Executive Officer

Any notice, demand or other communication so addressed to the relevant party shall (a) where sent by registered post or private courier shall be deemed to have been delivered when actually delivered to the relevant address and receipt is confirmed by the government or private carrier; and (b) where sent via facsimile, shall be deemed to have been delivered upon receipt of a transmission report confirming dispatch.

16)      GOVERNING LAW AND DISPUTE SETTLEMENT

a)             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America, applicable to contracts as if entered into solely by Delaware residents and to be performed entirely within Delaware (excluding that body of law know as conflicts of law).

b)             Arbitration. In the case of any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof, the Parties shall attempt to first resolve such dispute or claim through discussions between senior executives of each Party. If the dispute is not resolved through such discussions within ten (10) Business Days after one Party has served a written notice on the other Party requesting the commencement of consultation, such dispute shall be referred to the highest ranking executive of each Party for resolution.  If the dispute is still not resolved through discussions between the highest ranking executives of the Parties within a further seven (7) Business Days, then the dispute or claim shall be finally settled by arbitration under the United Nations Commission on International Trade Law Arbitration Rules (the “UNCITRAL Rules”) as are in force at the time of any such arbitration and as may be amended by the rest of this Section 16(b). For the purpose of such arbitration, there shall be three arbitrators who shall be appointed by the relevant Parties in accordance with the UNCITRAL Rules (the “Arbitration Board”). The Investor shall appoint one arbitrator and the CEO of Napo shall appoint one arbitrator. The two arbitrators so appointed shall appoint the third arbitrator as may be mutually agreed amongst them. All arbitration proceedings shall be conducted in the English language and the place of arbitration shall be in New York City. The Parties shall be entitled to seek injunctive reliefs from the courts of India.  The arbitrators shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 16(a). Judgement upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

c)              Good Faith. Each Party shall co-operate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

d)             Costs and Expenses. The costs and expenses of the arbitration, including, without limitation, the fees of the arbitration and the Arbitration Board, shall be determined by the Arbitration Board. The Arbitration Board would have the power to award interest on any sum awarded pursuant to the arbitration proceedings and such sum would carry interest, if awarded, until the actual payment of such amounts.

e)              Final and Binding. Subject to applicable Law, any award made by the Arbitration Board shall be final and binding on each of the Parties that were parties to the dispute.  The Parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and that a Party shall not challenge or resist any enforcement action taken by any other Party in any court of law in whose favour an award of the Arbitration Board was given.

17)      TERM

a)             The  obligations of each party under this Agreement shall  continue until the earliest to occur of:

i)                 the expiry of the Tenure and after the Investor has received the Redemption Amount; or

ii)              the Investor receiving the Liquidity Amount;

iii)           occurrence of a Change of Law whereby the Investor is permitted under applicable Law to own and hold Series C Preferred Stock, upon which effective date,  Napo India sells the Napo India Series C Preferred Stock to the Investor and Investor transfers all the Instruments in accordance with the terms and conditions of this Agreement.

at which time, this Agreement and the obligations of each party shall terminate; provided, however, that Sections 12 to 16 shall survive any such termination.

18)      MISCELLANEOUS

a)             Amendment: This Agreement may not be amended, modified or supplemented except by a written instrument executed by Napo, Napo India and the Investor.

b)             Waiver: No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.  Without limiting the foregoing, no waiver by a Party of any breach by another Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

c)              Assignment: Neither this Agreement nor any of the rights or obligations hereunder shall  be assignable, except with the mutual written consent of Napo, Napo India and the Investor; provided, however, that the Investor may assign its rights under this Agreement subject to applicable Law (except for its rights set forth in Section 5). .

d)             Entire Agreement: The Transaction Agreements together with the Series C Documents constitute the whole agreement between the Parties relating to the subject matter hereof. No party relied upon any representation or warranty in entering this Agreement other than those expressly contained in the Transaction Agreements. Notwithstanding anything mentioned in any other document, the Transaction Agreements supersede all term sheets.

e)              Severability: Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part.  To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of the remainder of this Agreement.

f)               Counterparts and Facsimile Signatures: This Agreement may be executed in one or more counterparts which, signed and taken together, shall constitute one document. A facsimile signature on this Agreement, if legible and complete, will be regarded as an original signature.

g)              Consent to Specific Performance. The Parties declare that it is impossible to measure in money the damages that would be suffered by a Party by reason of the failure by any other Party to perform any of the obligations hereunder.  Therefore, if any Party shall institute any action or proceeding to seek specific performance or enforcement of the provisions hereof, any Party against whom such action or proceeding is brought hereby waives any claim or defence therein that the other Party has an adequate remedy at law.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the Effective Date.

Signed and delivered for and on behalf of

NAPO INDIA PRIVATE LIMITED

By :

Title :

Signed and delivered for and on behalf of

NAPO INC.

By :

Title :

Signed and delivered for and on behalf of

IL&FS MANAGERS LIMITED

By :

Title :

Signed and delivered for and on behalf of

ON BEHALF OF AND AS CONSTITUTED ATTORNEY OF THE MANAGEMENT TEAM

By :

Title :